Exhibit 10.6

51 West 52nd Street

New York, NY 10019

Joseph R. Ianniello

c/o CBS Corporation

51 W. 52nd Street

New York, NY 10019

Dear Joe:	Dated as of August 13, 2019

Reference is made to your employment agreement with CBS Corporation (“CBS”), dated as of July 1, 2017 (the “Employment Agreement”), as amended by that letter agreement dated as of September 9, 2018 (the “2018 Letter Agreement”) and as further amended by that letter agreement dated as of April 23, 2019 (the “2019 Letter Agreement”) (together, the “Agreement”). All defined terms used without being defined herein shall have the meanings ascribed to them in the Agreement. This letter agreement amends and modifies the Agreement as set forth herein. The provisions of this letter agreement shall be effective as of the date hereof, unless another effective date is provided. This letter agreement is being signed concurrently with the execution of the Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) between CBS and Viacom Inc. (“Viacom”), which contemplates the merger of Viacom with and into CBS (the “Transaction”).

1.

Term/Acting CEO. Paragraph 1 of the Agreement shall be amended to reflect that the Expiration Date is February 1, 2020 or the termination date in the Merger Agreement, if earlier, but not earlier than December 31, 2019.

2.

Definition of Good Reason. The definition of Good Reason in paragraph 7(c)(i) of the Agreement is amended to replace the reference to “December 31, 2019” in clause (A) with a reference to “February 1, 2020 or the termination date in the Merger Agreement, if earlier, but not earlier than December 31, 2019.”

3.

Term/Consulting Period. Section 6 of the 2019 Letter Agreement is amended to replace the reference to “December 31, 2019” with a reference to “February 1, 2020 or the termination date in the Merger Agreement, if earlier, but not earlier than December 31, 2019.” Section 7 of the 2019 Letter Agreement (relating to the Consulting Period) is hereby deleted.

4.

Entry into New Employment Agreement. Provided the Transaction is consummated on or before February 1, 2020 and that you have remained an employee of CBS through such date, you agree that on the date of consummation of the Transaction (the “Closing Date”),

Joseph R. Ianniello

As of August 13, 2019

you will enter into a new employment agreement with CBS in the form attached hereto as Exhibit A (the “New Employment Agreement”).

5.

Payout of Amounts Owed under the Agreement. If you enter into the New Employment Agreement on the Closing Date, you will receive all amounts that you would have received under the Agreement had your employment with CBS terminated on the day before the Closing Date under the circumstances described in paragraph 7(j)(ii) of the Agreement (other than the amounts set forth in paragraph 7(j)(ii)(C), 7(j)(ii)(D), 7(j)(ii)(G) of the Agreement and Section 8 of the 2019 Letter Agreement, which shall be superseded by the provisions of the New Employment Agreement). The amounts payable under this Section 5 shall be paid at the same time and in the same form as provided in paragraph 7(j)(ii) of the Agreement, as modified by Section 6 of the 2019 Letter Agreement, assuming your employment had terminated on the day before the Closing Date. Any amounts that are not payable within 30 days of the Closing Date due to restrictions under Code Section 409A or Code Section 162(m) shall be deposited within 10 days following the Closing Date into a “rabbi trust” pursuant to a trust agreement in the form attached hereto as Exhibit B (the “Rabbi Trust”). The Company shall indemnify you (on a net after-tax basis) for any additional taxes (including any interest or penalties thereon) that may be assessed under Code Section 409A with respect to the payments to be made under this Section 5, including the costs of contesting any such assessment.

6.

RSU Award. In consideration for your entering into this letter agreement, CBS shall grant you, concurrently with the execution of this letter agreement, 450,000 RSUs representing 450,000 shares of CBS’ Class B Common Stock (the “Merger RSU Award”), pursuant to an award agreement in the form of your previous grants.    The Merger RSU Award shall vest (i) as to one-fifth of the RSU Award, on the three-month anniversary of the Closing Date and (ii) as to the remaining four-fifths of the RSU Award, ratably (on a daily basis) over the succeeding twelve months thereafter, subject, in each case, to your continued employment with CBS through such dates (with such exceptions to the requirement for continued employment as are set forth in the New Employment Agreement and Section 7 below). For the avoidance of doubt, the Merger RSU Award shall be the only equity-based award granted on or after the date of this letter agreement.

7.

Termination Prior to the Closing Date. If your employment terminates prior to entering into the New Employment Agreement for any reason (including, for the avoidance of doubt, upon expiration of the Term) other than termination of your employment by CBS for Cause as described in paragraph 7(a) of the Agreement or your voluntary resignation without Good Reason prior to February 1, 2020, then, in addition to the amounts payable to you under the Agreement upon termination of your employment, you will receive (i) immediate vesting of your Merger RSU Award, and (ii) payment of the Salary and Bonus that would have been payable under the New Employment Agreement during the Term (as such terms are defined in the New Employment Agreement) (the “Additional Severance”), which shall be paid in a lump sum within 10 days of your termination date; provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of

Joseph R. Ianniello

As of August 13, 2019

your termination and any portion of your Merger RSU Award or Additional Severance that would otherwise be settled or paid during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be settled or paid on the earlier of (x) the first business day of the seventh calendar month following the calendar month in which your termination of employment occurs or (y) your death. Any amounts that are required to be deferred under the preceding sentence (and any amounts payable under the Agreement that are that are not payable within 30 days of your termination of employment due to restrictions under Code Section 409A or Code Section 162(m)) shall be deposited in the Rabbi Trust within 10 days of your termination date.

8.

No Mitigation or Offset. Notwithstanding anything to the contrary in your Agreement or this letter agreement, you shall not be required to mitigate the amount of any payments provided following termination of your employment by seeking other employment or otherwise, nor shall any amount payable under the Agreement or this letter agreement following termination of your employment be reduced by any compensation earned by you as a result of employment by another employer or self-employment.

9.

Indemnification; Representation. For the avoidance of doubt, you will retain all of your existing rights to indemnification under paragraph 18 of the Agreement. As of the date hereof, CBS represents and warrants to you that none of its Specified Executives or Directors has knowledge of any claims that could serve as a basis for a termination of your employment for Cause under paragraph 7(a) of the Agreement.

10.

Communications. CBS agrees that you shall be given a reasonable opportunity to review and approve the content of any external announcement regarding the execution of this letter agreement (and any subsequent press release that is inconsistent with such announcement) prior to its release.

11.

Legal Fees. This letter agreement also confirms our understanding that, notwithstanding any provision in the Agreement, CBS shall promptly, upon submission of an appropriately detailed invoice, pay your legal fees reasonably incurred in connection with this letter agreement and related matters.

12.

Release. References to the defined term “Employment Agreement” in Exhibit A (Form of General Release) to the Agreement shall be deemed to refer to the Agreement as amended by the 2018 Letter Agreement, the 2019 Letter Agreement and this letter agreement.

13.

Extension. The February 1, 2020 deadline referenced in Sections 1, 2, 3, 4 and 7 of this letter agreement can be extended by CBS for successive 30 day periods, but in no event beyond the date of termination of the Merger Agreement in accordance with its terms as in effect on the date hereof, by providing written notice to you of each such extension at least 30 days prior to the deadline then in effect and paying you an extension fee of One Million Dollars ($1.000,000) for each such extension, which amount shall be payable in a lump sum (less applicable withholding taxes) on or before the date of the deadline then in effect.

Joseph R. Ianniello

As of August 13, 2019

14.

Representations. CBS hereby represents and warrants to you that (i) this letter agreement has been duly authorized and executed by CBS, (ii) the Agreement, as further modified by this letter agreement, is a legal, valid and binding obligation of CBS enforceable against CBS in accordance with its terms, and (iii) the CBS Board of Directors, upon the recommendation from each of the Chair of the Compensation Committee of the CBS Board of Directors and the members of the Special Committee of the CBS Board of Directors, has unanimously adopted resolutions approving this letter agreement and affirming that the Agreement, as further modified by this letter agreement, constitutes a legal, valid and binding obligation of CBS enforceable against CBS in accordance with its terms.

15.

Entire Understanding; Supersedes Prior Agreements. This letter agreement, together with the Agreement and any equity award agreements pursuant to which you hold outstanding CBS equity awards or rights to receive deferred equity compensation, contains the entire understanding of the parties hereto as of the time that this letter agreement is signed by both parties relating to the subject matter contained herein, and can be changed only by a writing signed by both parties. Except as otherwise expressly provided herein, the Agreement and your equity award agreements pursuant to which you hold outstanding CBS equity awards or rights to receive deferred equity compensation shall continue in full force and effect in accordance with their terms.

16.

Counterparts. This letter agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date, and return this letter agreement to the undersigned for execution on behalf of CBS.

Very truly yours,

CBS CORPORATION

By:	/s/ Stephen D. Mirante
Name:	Stephen D. Mirante
Title:	Executive Vice President,
Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ Joseph R. Ianniello
Joseph R. Ianniello

Dated: 8/13/19

EXHIBIT A

51 West 52nd Street

New York, NY 10019

Joseph R. Ianniello

c/o CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Joe:	as of [•], 20

CBS Corporation (the “Company”), having an address at 51 West 52nd Street, New York, New York 10019, agrees to employ you and you agree to accept such employment upon the following terms and conditions (this “Agreement”):

1. Term. The term of your employment under this Agreement shall commence on [•]1 (the “Effective Date”) and, unless earlier terminated under this Agreement, shall expire on [•]2 (the “Expiration Date”). The period from the Effective Date through the Expiration Date is referred to herein as the “Term” notwithstanding any earlier termination of your employment for any reason.

2. Duties.

(a) During the Term, you will serve as the Chairman and Chief Executive Officer of CBS (“Chairman & CEO”). You shall have the authority, duties and responsibilities no less expansive than any chairman and chief executive officer of any divisions of the Company or its subsidiaries and as otherwise set forth in this paragraph 2(a). All of the business units and divisions identified on Schedule A hereto (the “CBS Businesses”)3 and department heads supporting the CBS Business identified on Schedule A shall report directly to you. The heads of HR/Diversity, Communications, Legal and Finance who support the CBS Businesses shall report directly to you as well as to the appropriate corporate-wide heads of those subject areas (for example, the Communications head for the CBS Businesses shall report to you as well as to the Communications head for the Company); provided that termination of the employment

[1]

NTD: Effective Date to be the same as the closing of Project March (so long as such date is prior to February 1, 2020 or such later date determined in accordance with the letter agreement dated August 13, 2019 between the Company and Joseph R. Ianniello).

[2]	NTD: Expiration Date to be 15 months from the Effective Date.
[3]	NTD: For clarity, Simon & Schuster and Showtime do not constitute CBS Businesses.

Joseph R. Ianniello

as of [•]

of, or reduction of the compensation of, any such individual will require only your approval (subject to consultation with the other manager); it being acknowledged and agreed that the Company may retain or rehire any such individual at corporate or within any other division. However, any division that manages material non-CBS related work shall report directly to you with respect to matters related to the CBS Businesses and directly to the President and Chief Executive Officer of the Company or his designee with respect to the non-CBS Businesses; provided that only you will have the authority to terminate the employment of, or reduce the compensation of, any such individual (subject to consultation with the other manager). You shall report directly to the President and Chief Executive Officer of the Company. The Board of Directors of the Company (the “Board”), subject to Article XI of the Bylaws of the Company (the “Bylaws”), shall have (during the “Designated Period” as defined in the Bylaws) exclusive authority to remove you from your position or modify your authority, duties or responsibilities, subject to your rights under this Agreement. You will work together with the President and Chief Executive Officer of the Company to keep him reasonably apprised regarding material matters affecting the CBS Businesses and be reasonably available to respond to questions or inquiries he may have regarding the CBS Businesses. Subject to the foregoing and the Board-approved budget applicable to the CBS Businesses, as well as any required approvals and policies of the Board and applicable policies of the Company as in effect from time to time (it being understood that those policies will apply to you on a basis no less favorable to you than as applied to the chairman and chief executive officers of other business units and divisions of the Company or any of its subsidiaries), you will have final decision-making authority with respect to capital expenditures, contractual arrangements, the compensation of CBS Businesses employees, contractors and other agents and the hiring and firing of CBS Businesses employees, contractors and other agents; provided that, notwithstanding such budget and any generally applicable policies on spending limitations, you will have, following in the case of material contracts notice and consultation with the President and Chief Executive Officer of the Company, final decision-making authority with respect to any commercial contracts, programming commitments and other contracts described on Schedule B. For each applicable fiscal year of the Company, you shall submit a proposed budget for the CBS Businesses to the President and Chief Executive Officer of the Company to be recommended to the Board for approval, if approved by the President and Chief Executive Officer of the Company.

(b) During the period of your employment with the Company, you agree to devote your entire business time, attention and energies to the CBS Businesses. Notwithstanding the foregoing, you will be permitted to engage in charitable, civic, or other non-business activities and to serve as a member of the board of directors of not-for-profit organizations and one for-profit organization (in the case of the for-profit organization, subject to the Company’s applicable conflict of interest policies) so long as such activities do not materially interfere with the performance of your duties and responsibilities hereunder. During the period of your employment with the Company, consistent with current and past practice, you shall render your services under this

Joseph R. Ianniello

as of [•]

Agreement from your offices as of August 1, 2019 at Black Rock in New York and at Studio City in Los Angeles (or such other offices as may be mutually agreed by you and the Company); provided, however, that you will be required to engage in reasonable business travel to other locations.

3. Base Compensation.

(a) Salary. For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you an annual base salary (“Salary”) at the rate of Three Million Dollars ($3,000,000), less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time. During your employment with the Company, your Salary shall be reviewed annually by the Compensation Committee of the Board (the “Committee”) and may be increased, but not decreased. Any such increase shall be made at a time, and in an amount, that the Committee shall determine in its discretion.

(b) Bonus Compensation. You also shall receive annual bonus compensation (“Bonus”) during your employment with the Company under this Agreement, determined and payable as follows:

(i) Your Bonus for each calendar year during your employment with the Company under this Agreement (including, in the case of the [2019/2020]4 calendar year, the period of your service prior to the Effective Date of this Agreement) will be determined in accordance with the guidelines of the Company’s short-term incentive program (the “STIP”), as such guidelines may be amended from time to time without notice in the discretion of the Company.

(ii) Your target bonus (“Target Bonus”) for each calendar year (including the period of your service prior to the Effective Date of this Agreement) shall be 500% of your Salary in effect on November 1st of the calendar year, or the last day of your employment, if earlier. For each calendar year you shall receive a Bonus of not less than your Target Bonus; provided, however, that for the [2019/2020]5 calendar year, your Target Bonus shall be reduced by the amount of Bonus paid for the [2019/2020]6 calendar year under your Prior Agreements so as to avoid duplication for such year; and for calendar year 2021, your Target Bonus shall be pro-rated for the portion of the year during which you remain employed by the Company. The Bonus for a calendar year shall be payable, less applicable deductions and withholding taxes, between January 1st and March 15th of the following calendar year, except as otherwise provided in paragraph 7.

[4]	NTD: To be the year in which the Effective Date occurs.
[5]	NTD: To be the year in which the Effective Date occurs.
[6]	NTD: To be the year in which the Effective Date occurs.

Joseph R. Ianniello

as of [•]

(c) Form S-8. The Company shall maintain a registration statement on Form S-8 for the class of shares of the Company that are deliverable to you upon exercise of stock options or settlement of RSUs previously awarded under the Company’s 2009 Long-Term Incentive Plan or that are deliverable in settlement of previously awarded rights to receive deferred equity compensation.

4. Benefits. You shall be eligible to participate in all vacation, medical, dental, life insurance, long-term disability insurance, retirement, and long-term incentive plans and programs and other benefit plans and programs as the Company or any of its subsidiaries (collectively, the “Company Group”) may have or establish from time to time and in which you would be eligible to participate under the terms of the plans, as may be amended from time to time, on terms no less favorable than those applicable to the senior executives of the Company Group generally. This provision shall not be construed to either require the Company Group to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement. During your employment under this Agreement, the Company agrees that it will continue the existing arrangements concerning (i) your usage of a car service consistent with current practices in effect on August 1, 2019 (i.e., use of a car and driver), (ii) your usage of aircraft controlled by the Company or its affiliates at levels no less than those in effect on August 1, 2019 (e.g., first priority for usage of aircraft controlled by the Company or its affiliates for business-related travel, and limited usage of aircraft controlled by the Company or its affiliates for personal travel), unless in use by or reserved for use by the Chair or President and Chief Executive Officer of the Company, in which case, you may charter, at the Company’s sole expense, an aircraft of similar size and quality as the Company’s and its affiliates’ aircraft, (iii) your occupancy of your Company-provided apartment in Los Angeles as of August 1, 2019 (or an equivalent location with your approval), and (iv) your receipt of Company-paid security service at the level in effect on August 1, 2019 or at such higher level as determined by the current head of CBS security to be appropriate. The Company additionally agrees that you shall be able to receive reimbursement for reasonable expenses related to the relocation of your belongings from Los Angeles to the New York metropolitan area (whether during or following your employment with the Company); provided, however, that such relocation reimbursement shall in no event exceed Seventy-Five Thousand Dollars ($75,000).

5. Business Expenses. During your employment under this Agreement, the Company shall reimburse you for such reasonable travel and other expenses (including, without limitation, the expense of first class travel and expenses of a charter aircraft to the extent permitted by paragraph 4) incurred in the performance of your duties. Such travel and other expenses shall be reimbursed by the Company as soon as practicable in accordance with the Company’s established guidelines, as may be amended from time to time, but in no event later than December 31st of the calendar year following the calendar year in which you incur the related expenses.

Joseph R. Ianniello

as of [•]

6. Non-Competition, Confidential Information, Etc.

(a) Non-Competition. You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company or any of its subsidiaries, other than as permitted by paragraph 2, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You further agree that, during your employment with the Company, you shall not directly or indirectly engage in or participate in (or sign any agreement to engage in or participate in (it being understood that during your employment with the Company you may engage in discussions with prospective employers and execute an agreement for employment with any third party so long as the term of your employment pursuant to such agreement shall commence no earlier than the day following the date on which you cease to be employed by the Company), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business of the Company or any of its subsidiaries without the written consent of the Company; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. For the avoidance of doubt, following the termination or cessation of your employment with the Company you shall not be subject to any non-competition covenant otherwise applicable to you, including the covenant set forth in this paragraph 6(a).

(b) Confidential Information. You agree that, during the period of your employment with the Company and at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any information relating to the Company, or any of the Company’s controlled affiliated companies which is non-public, confidential or proprietary to CBS or any of the Company’s controlled affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies or to enforce your rights under this Agreement or in connection with any arbitration or litigation relating to your employment with the Company, provided that, in connection with your use of Confidential Information in any arbitration or litigation proceeding, you use reasonable best efforts to avoid any unnecessary disclosure by you of the Confidential Information outside of such proceeding); and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a prohibited disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you, or (z) constitutes Residuals. For

Joseph R. Ianniello

as of [•]

purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than the Company Group or any of their respective directors and senior officers. For purposes of this paragraph 6(b), the term “Residuals” shall mean Confidential Information to which you had authorized access that is retained in nontangible form (for example, without limitation, not digital, written or other documentary form, including without limitation tape, disk or other media) in your unaided memory, provided that the source of such Confidential Information has become remote (for example, without limitation, as a result of the passage of time or your subsequent exposure to information of a similar nature from another source without any breach of any confidentiality obligation) such that you in good faith can no longer specifically identify the source of such Confidential Information and that you in good faith believe is not Confidential Information.

Notwithstanding the foregoing, your obligation to protect confidential and proprietary information shall not prohibit you from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Company. Additionally, you hereby are notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(c) No Solicitation, Etc.

(i) You agree that, while employed by the Company and for twelve (12) months thereafter, you shall not directly or indirectly employ or solicit the employment of any person (other than your driver, the Manager, Administration or current personal assistant) who, on the date of termination of your employment, is an employee of the Company or any of its controlled affiliated companies; and

(ii) You agree that, while employed by the Company, you shall not willfully and directly interfere with, disturb, or interrupt any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of the Company or any of its controlled affiliated companies with any customer, consultant or supplier resulting in material harm to the

Joseph R. Ianniello

as of [•]

Company. Notwithstanding any provision herein to the contrary, in the event your employment is terminated other than under circumstances described in paragraph 7(a)(v) of this Agreement, you will be entitled to office support and security services as set forth in paragraph 7(f) of this Agreement.

(d) Company Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with the Company Group and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines, in its discretion, without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines, in its discretion, without any further payment to you. You shall, as may be requested by the Company from time to time and at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the General Counsel of the CBS Businesses or her designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company of any ownership rights to which the Company may be entitled by operation of law by virtue of being your employer.

(e) Litigation.

(i) You agree that during the period of your employment with the Company and for twelve (12) months thereafter or, if later, during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with

Joseph R. Ianniello

as of [•]

respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company Group, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company or its counsel (to the extent lawful); and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify the CBS Businesses’ General Counsel before providing any information or documents (to the extent lawful).

(ii) You agree to cooperate with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved or had knowledge of prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to your attendance at such proceedings (provided, however, that if you so request the Company shall, at its expense, make available to you the use of one of its or its affiliates’ aircraft for purposes of such travel). In the event that your cooperation is requested after the termination of your employment, the Company will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses. Any such reimbursement shall be made within 60 calendar days following the date on which the Company receives appropriate documentation with respect to such expenses, but in no event shall payment be made later than December 31 of the calendar year following the calendar year in which you incur the related expenses.

(iii) You agree that during the period of your employment with the Company and at any time thereafter, to the fullest extent permitted by law, you will not, other than to enforce your rights under this Agreement pursuant to and in accordance with paragraph 17 of this Agreement, testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves the Company Group, or which may create the impression that such testimony is endorsed or approved by the Company Group, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process, the approval of the General Counsel of the Company.

(f) Books, Articles, Etc. While you are employed by the Company or its affiliates, except in the course of the performance of your duties and responsibilities or otherwise as authorized by the Board, you shall not prepare (other than personal notes

Joseph R. Ianniello

as of [•]

and/or a diary) or assist any person or entity in the preparation of any books, articles, radio broadcasts, television or motion picture productions or other similar creations, concerning the Company or any of its affiliates or predecessors or any of their officers, directors, agents, employees, suppliers or customers.

(g) Return of Property. Except as set forth in and subject to your rights under paragraph 7(f) of this Agreement, all documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company shall remain the exclusive property of the Company.

(h) Non-Disparagement. You and the Company agree that each party, during the period of your employment with the Company and at any time thereafter, shall not, in any communications with the press or other media or any customer, client, supplier or member of the investment community, criticize, ridicule or make any statement which disparages or is derogatory of the other party; provided, that the Company’s obligations shall be limited to communications by the directors (and their affiliates) and senior corporate executives having the rank of Senior Vice President or above of the Company and the Company Group (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this paragraph 6(h) by the Company, as the case may be. Notwithstanding the foregoing, neither you nor the Company shall be prohibited from making truthful statements in connection with any arbitration proceeding described in paragraph 17 hereof concerning a dispute relating to this Agreement.

(i) Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation by you of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to the Company and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company. The Company acknowledges and agrees that any violation by the Company or the Specified Executives of paragraph 6(h) would result in irreparable damage to you and, accordingly, you may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraph, in addition to any other remedies available to you.

(j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason. You and the Company agree that the restrictions and remedies contained in paragraphs 6(a) through (h) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction

Joseph R. Ianniello

as of [•]

shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. You acknowledge that the Company conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “CBS” name. To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of the Company and its controlled affiliated companies.

7. Termination of Employment.

(a) Termination Events. Your employment pursuant to this Agreement may be terminated by either the Company or you as set forth in this paragraph.

(i) Termination for Cause. The Company may, at its option, terminate your employment under this Agreement for Cause at any time during the Term.

(ii) Termination without Cause. The Company may terminate your employment under this Agreement without Cause at any time during the Term by providing written notice of termination to you, provided, however, that such termination shall only be effective if approved by the Required Vote.

(iii) Resignation with Good Reason. You may resign your employment under this Agreement with Good Reason at any time during the Term.

(iv) Resignation without Good Reason. You may resign your employment at any time for no reason.

(v) Death. Your employment with the Company shall terminate automatically upon your death.

(vi) Disability. If, while employed during the Term, you become Disabled, you will be considered to have experienced a termination of employment on the Disability Termination Date.

(b) Payments.

(i) Payment of Amounts Earned. Upon any termination of your employment pursuant to this Agreement, including termination of your employment upon expiration of the Term of this Agreement, you shall thereafter receive, less applicable withholding taxes, (A) the Accrued Obligations, which

Joseph R. Ianniello

as of [•]

shall be payable immediately upon your termination, (B) the Pro-Rated Bonus, which shall be payable immediately upon your termination, (C) the Medical Insurance Coverage, (D) the Retiree Plan Coverage, (E) the Life Insurance Coverage, and (F) the Outplacement Benefits.

(ii) Payments Upon Termination without Cause and Resignation with Good Reason. Upon termination of your employment pursuant to paragraph 7(a)(ii) or 7(a)(iii) of this Agreement, you shall, in addition to payment of the amounts set forth in paragraph 7(b)(i), thereafter receive, less applicable withholding taxes:

(A) the Severance Amount, paid in a lump sum within thirty (30) days following your termination date (provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by the Company) at the time of your termination and any portion of the Severance Amount that would be paid to you during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be paid to the Rabbi Trust rather than as described above; each payment pursuant to this paragraph 7(b)(ii) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A); and

(B) the Equity Benefits.

Notwithstanding any provision in this Agreement to the contrary, prior to payment by the Company of any amount (other than Accrued Obligations) or provision of any benefit pursuant to this paragraph 7(b)(ii), within sixty (60) days following your termination of employment, (x) you shall have executed and delivered to the Company a general release in the form attached hereto as Exhibit A and (y) the Release Effective Date shall have occurred; provided, however, that if, at the time any cash severance payments are scheduled to be paid to you pursuant to paragraph 7(b)(ii)(A) or the Equity Benefits are scheduled to be provided to you pursuant to paragraph 7(b)(ii)(B), you have not executed the attached general release that has become effective and irrevocable in its entirety (unless such general release has not become effective and irrevocable in its entirety due to the other party thereto failing to execute such general release, in which case the requirements of this paragraph shall be waived as to you), then any such cash severance payments shall be held and accumulated without interest, and shall be paid to you on the first regular payroll date of the Company following the Release Effective Date and the vesting of any stock options, RSUs and other equity awards shall be delayed until the Release Effective Date. Your

Joseph R. Ianniello

as of [•]

failure or refusal to sign and deliver the attached release or your revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(b)(ii)(A). Notwithstanding the foregoing, if the sixty (60) day period does not begin and end in the same calendar year, then the Release Effective Date shall occur no earlier than January 1st of the calendar year following the calendar year in which your termination occurs.

Notwithstanding any provision in this Agreement to the contrary, the payments (other than of Accrued Obligations) and benefits described in paragraphs 7(b)(ii)(A) and 7(b)(ii)(B) shall immediately cease in the event that you materially breach any provision of paragraph 6(c) hereof; provided, however, that the Company gives you written notice setting forth the nature of any alleged breach in reasonable detail and, if the Company reasonably determines that such breach is capable of being cured, the conduct required to cure and an opportunity of at least ten (10) business days from the giving of such notice within which to cure.

(iii) Payments Upon Your Death. In the event of your death prior to the end of the Term while you are actively employed, your beneficiary or estate shall be entitled to receive, in addition to payment of the amounts set forth in paragraph 7(b)(i)(A), (B) and, to the extent applicable to eligible dependents, (C), the following:

(A) the Equity Benefits; and

(B) the Target Bonus for the year in which your death occurs (rather than the Pro-Rated Bonus), which shall be payable immediately upon termination.

In the event of your death after the termination of your employment (which termination occurred during the Term) but prior to payment of any amounts or benefits that you would have received had you continued to live, all such amounts and benefits shall be paid, less applicable deductions and withholding taxes, to your beneficiary (or, if no beneficiary has been designated, to your estate) in accordance with the applicable payment schedule set forth in the applicable subparagraph of this paragraph 7.

(iv) Payments Upon Termination for Disability. Upon the occurrence of a Disability Termination Date, you shall, in addition to payment of the amounts set forth in paragraph 7(b)(i), thereafter receive, less applicable withholding taxes,

(A) the Equity Benefits, and

Joseph R. Ianniello

as of [•]

(B) the Target Bonus for the year in which your Disability Termination Date occurs (rather than the Pro-Rated Bonus), which shall be payable immediately upon termination.

(c) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in paragraph 7(b) by seeking other employment. The payments provided for in paragraph 7(b) are in lieu of any other severance or income continuation or protection (other than any indemnification protection) under any Company plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in paragraph 7(b) of this Agreement).

(d) Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall automatically be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of the Company, including any fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by the Company. You agree that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(d) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company or any of its affiliated companies, any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company or any of the Company’s affiliated companies to execute any such documents or instruments as your attorney-in-fact.

(e) Termination of Benefits. Participation in all of the Company’s or the Company Group’s, as applicable, benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs or in this Agreement, and subject to any vested rights you may have under the terms of such plans or programs.

(f) Office Support and Security Services. Notwithstanding anything else contained in this Agreement, upon termination of your employment for any reason (other than on account of death), including termination of your employment upon expiration of the Term of this Agreement, you shall be provided, for the period beginning on the date of termination of your employment and ending on the second anniversary of the date of termination of your employment (or, if earlier, the date on which you commence employment with another employer), an office in midtown Manhattan at the same location in which your office was located on August 1, 2019 or other location in the metropolitan New York area selected by you comparable to your

Joseph R. Ianniello

as of [•]

current office. Such office shall be equipped with furnishings, equipment and technology that is consistent with and substantially similar to what you currently have, including, without limitation, a Bloomberg terminal and any required licenses for its use. In addition, you shall have the use of a car, driver and administrative assistant, which driver and administrative assistant shall, subject to their agreement, be your current driver and the Manager, Administration who currently reports to you, each of whom will be employees of the Company Group and each of whom will be provided with the same level of compensation and benefits currently provided to each such position during such two-year period. For the period following termination of your employment during which the Company is obligated to provide you with the use of an office, car, driver and administrative assistant, you shall continue to receive Company-paid security service at the level that you are currently receiving or at such higher level as determined by the current head of CBS security to be appropriate. The cost to the Company of the office, office equipment, car, driver, administrative assistant and security service to be provided to you under this paragraph 7(f) shall not exceed $2.75 million in the aggregate. You shall be permitted to retain all electronic devices possessed by you at the time of termination of your employment without any payment to the Company, provided that you first allow Company IT to remove any Confidential Information on such devices, and your Company e-mail account will remain active for up to three (3) months after termination of your employment (it being understood that such e-mail account access will terminate upon your acceptance of employment with a third party, and that you agree to promptly notify the Company promptly following your acceptance of such third-party employment).

(h) Definitions. For purposes of this paragraph 7 and this Agreement, the following terms shall have the meanings ascribed to them in this paragraph (7)(h):

“Accrued Obligations”: (i) any unpaid Salary through and including the date of termination, any unpaid Bonus earned for the calendar year prior to the calendar year in which you are terminated, and any business expense reimbursements incurred but not yet approved and/or paid, which amounts shall be payable within thirty (30) days following your termination date, (ii) any accrued vested benefits under any employee benefit or pension plan of the Company or its affiliates (including any equity plan or award agreement thereunder) subject to the terms and conditions of such plan or pursuant to applicable law, (iii) any rights in connection with your interests as a stockholder, (iv) any rights to indemnification pursuant to paragraph 18, and (v) such other amounts as are required to be paid or provided by law.

“Cause”:

(i) your engaging or participating in intentional acts of material fraud against the Company Group;

(ii) your willful misfeasance having a material adverse effect on the Company Group (except in the event of your Disability);

Joseph R. Ianniello

as of [•]

(iii) your conviction of a felony;

(iv) your willful failure to obey a material lawful directive from the Board or the President and Chief Executive of the Company that is appropriate to your position and does not interfere or conflict with the powers and authority granted to you hereunder;

(v) your willful unauthorized disclosure of trade secret or other confidential material information of the Company;

(vi) your willful and material violation of any formal written policy of the Company that is generally applicable to all employees or all officers of the Company and its subsidiaries including, but not limited to, policies concerning insider trading or sexual harassment, Supplemental Code of Ethics for Senior Financial Officers, and the Company’s Business Conduct Statement;

(vii) your willful failure to cooperate fully with an Investigation after being instructed by the Board by the Required Vote to cooperate or your willful destruction of or knowing and intentional failure to preserve documents or other material known by you to be relevant to any Investigation; or

(viii) your willful and material breach of any of your material obligations under this Agreement;

Notwithstanding the reporting lines set forth in paragraph 2(a) of this Agreement, no actions taken or failed to be taken by you within the scope of your authority, as set forth in paragraph 2(a) of the Agreement or as a result of the reporting lines, shall constitute a basis for Cause, and no communications between you and the Board shall constitute a basis for Cause.

For purposes of the foregoing definition, an act or omission shall be considered “willful” if done, or omitted to be done, by you with knowledge and intent.

Anything herein to the contrary notwithstanding, your termination of employment by the Company will not be deemed to be for Cause pursuant to clauses (i), (ii), (iv), (v), (vi), (vii) and (viii) above unless and until all of the Procedural Requirements have been satisfied.

“Code Section 409A”: Internal Revenue Code Section 409A.

“Disability” or being “Disabled”: your becoming “disabled” within the meaning of the STD.

“Disability Termination Date”: the six (6) month anniversary of your Disability onset date.

Joseph R. Ianniello

as of [•]

“Equity Benefits”: the following with respect to awards granted to you under any Company incentive plan:

(i) All outstanding stock option awards (or portions thereof) that have not fully vested and become exercisable on or before the date of such termination shall accelerate and vest immediately, and will continue to be exercisable until their expiration date.

(ii) All outstanding stock option awards (or portions thereof) that have previously vested and become exercisable by the date of such termination shall remain exercisable until their expiration date.

(iii) All outstanding RSUs and other equity awards (or portions thereof) that have not vested on or before the termination date shall accelerate and vest immediately and be settled within ten (10) business days thereafter; provided, however, that to the extent any such unvested and outstanding equity awards (or portions thereof) remain subject to performance-based vesting conditions on your termination date, such awards shall immediately vest (with an assumption that the performance goal(s) were achieved at target level, and be settled within ten (10) business days thereafter, and provided, further, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by the Company) at the time of your termination and any portion of your RSUs or other equity awards that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be settled on the Permissible Payment Date.

“Good Reason”: the occurrence of any of the following without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (A) a reduction in your position, titles, offices, reporting relationships, authorities, duties or responsibilities from those set forth in paragraph 2 of this Agreement, including any such reduction effected through any arrangement involving the sharing of your position, titles, offices reporting relationships, authorities, duties or responsibilities, or any such reduction which would remove positions, titles, offices reporting relationships, authorities, duties or responsibilities which are customarily given to the chief executive of a business of the size, type and nature of CBS operated by a public company comparable to the Company and in no event less than the duties set forth in paragraph 2 of this Agreement (for the avoidance of doubt, a reduction shall include and be deemed to have occurred if either (x) you cease to be the most senior executive responsible for the affairs of the CBS Businesses, (y) the Company is no longer a public company, or (z) there is any change in your reporting structure as set forth in paragraph 2 of this Agreement), (B) your determination in good faith, reasonably exercised, that you have been or are being directed to take actions or to refrain from taking actions on matters relating to the CBS

Joseph R. Ianniello

as of [•]

Businesses that are within your authority as set forth in this Agreement (including Schedule B) unless such events are immaterial, inadvertent or isolated occurrences (for the avoidance of doubt, without regard to the cause of such interference, any involvement of the Company in such interference or any attempt by the Company to remedy such interference); (C) a reduction in your base Salary or target compensation in effect immediately prior to such reduction, including your annual Target Bonus; (D) the assignment to you of duties or responsibilities that are inconsistent with the usual and customary duties associated with a chairman and chief executive officer of a business comparable to CBS or your duties as set forth in paragraph 2 of this Agreement or that impair your ability to function as the Chairman and Chief Executive Officer of the CBS Businesses; (E) the material breach by the Company of any of its obligations under this Agreement (it being understood that a breach by the Company of its obligations under paragraph 3 of this Agreement shall constitute a material breach of an obligation under this Agreement); or (F) the Company requiring you to be based anywhere other than the New York or Los Angeles metropolitan area, except for required travel on CBS business, or the Company requiring that you consistently spend more time in Los Angeles than your prior practice (which is approximately 25% of your time). You will give written notice of termination to the Company, given no more than thirty (30) days (or, in the event of your resignation pursuant to clause (B) hereof, ten (10) days) after you know of the occurrence of the event constituting Good Reason. Such notice shall state an effective resignation date that is not earlier than thirty (30) days (or, in the event of your resignation pursuant to clause (B) hereof, five (5) days) and not later than sixty (60) days after the date it is given to the Company, provided that the Company may set an earlier effective date for your resignation at any time after receipt of your notice. The Company shall have thirty (30) days (or, in the event of your resignation pursuant to clause (B) hereof, fourteen (14) days) from the receipt of your notice within which to cure, and, in the event of such cure, your notice shall be of no further force or effect. If no cure is effected, your resignation will be effective as of the date specified in your written notice to the Company or such earlier effective date set by the Company following receipt of your notice. Notwithstanding anything else to the contrary in this Agreement, if you should be entitled to resign your employment with Good Reason under circumstances described in clause (A), (C), (D) or (E) of the definition of Good Reason, the Company acknowledges and agrees that such circumstances shall not be capable of cure by the Company, and that you may resign your employment for Good Reason effective as of a date that may be as early as immediately upon the provision of written notice to the Company. This definition shall apply for purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder).

“Investigation”: a bona fide Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities, whether or not related to your employment with the Company.

“Life Insurance Coverage”: life insurance coverage for thirty-six (36) months under the

Joseph R. Ianniello

as of [•]

Company Group’s policy in effect on the date of termination in the amount then furnished to Company Group, as applicable, employees at no cost (the amount of which coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer); provided, however, that to the extent the Company Group is unable to continue such benefits because of underwriting on the plan term, the Company shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable).

“LTD”: the Company Group’s Long-Term Disability program.

“Medical Insurance Coverage”: medical, dental insurance and accidental death and dismemberment coverage for you and your eligible dependents (provided, however, that in the event of termination of this Agreement due to your death pursuant to paragraph 7(a)(v) or upon your death following termination of this Agreement for any other reason but prior to the expiration of the thirty-six (36) month period contained in this definition of Medical Insurance Coverage, the Medical Insurance Coverage shall be provided to your eligible dependents), at no cost to you (except as hereafter described) pursuant to the Company Group benefit plans in which you participated at the time of your termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of thirty-six (36) months following the termination date, or if earlier, the date on which you become eligible for medical, dental or accidental death and dismemberment coverage as the case may be from a third party, which period of coverage shall not be considered to run concurrently with the COBRA continuation period and the COBRA continuation period shall not be deemed to have commenced until after such thirty-six (36) month period; provided, however, that during the period that the Company provides you with this coverage, the cost of such coverage will be treated as taxable income to you and the Company may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the period required by law; provided, further, that to the extent the Company Group is unable to continue such benefits because of underwriting on the plan term or if such continuation would violate Section 105(h) of the Internal Revenue Code, the Company shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable).

“Outplacement Benefits”: the Company will make available to you, at its expense, executive level outplacement services with a leading national outplacement firm, with such outplacement services to be provided for a period of up to twelve (12) months following the date on which your employment is terminated. The outplacement program shall be designed and the outplacement firm selected by the Company. The Company will pay all expenses related to the provision of outplacement services directly to the outplacement firm by the end of the calendar year following the calendar year in which the outplacement services are provided.

Joseph R. Ianniello

as of [•]

“Permissible Payment Date”: the earlier of (x) the first business day of the seventh calendar month following the calendar month in which your termination of employment occurs or (y) your death.

“Procedural Requirements”: all of the following: (x) there shall have been delivered to you, at the direction of the Board pursuant to a resolution duly adopted by the Required Vote, written notice of the Company’s intention to terminate you for Cause setting forth the nature of any alleged misfeasance in reasonable detail (including any corroborating evidence) and, if such misfeasance is capable of being cured, the conduct required to cure, which notice shall be delivered as soon as practicable, but in no event later than forty-five (45) calendar days, after the occurrence of an event alleged to constitute Cause is known by (i) the Chair or other member of the Board, (ii) the Executive Vice President, Chief Administrative Officer of the Company, (iii) the President and Chief Executive Officer of the Company, (iv) the Chief Financial Officer of the Company or (v) the General Counsel of the Company; (y) except for a failure, conduct or breach which by its nature cannot be cured, you have been afforded thirty (30) calendar days from the receipt of such notice within which to cure and, if so cured, after which period the Company cannot terminate your employment under this Agreement for the stated reason; and (z) there shall have been delivered to you a copy of a resolution duly adopted by the Board by the Required Vote at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board by the Required Vote, Cause exists and specifying the particulars thereof in reasonable detail.

“Pro-Rated Bonus”: the Target Bonus pro-rated based on the number of days employed during the calendar year divided by 365.

“Rabbi Trust”: the “rabbi trust” established pursuant to the [Grantor Trust Agreement dated as of the Effective Date].

“Release Effective Date”: the date on which the general release in the form attached hereto as Exhibit A shall have become effective and irrevocable in its entirety.

For purposes of this Agreement, “Required Vote” shall mean the “Requisite Approval” as such term is defined in the Amended and Restated By-Laws of the Company attached as Exhibit C to the Merger Agreement (as such By-Laws may be amended or modified from time to time in accordance with the terms of the Merger Agreement or the terms of such By-Laws).

“Retiree Plan Benefits”: participation in any retiree medical plan of the Company or its successors as such plan may be in effect from time to time upon attainment of the age required for such participation.

Joseph R. Ianniello

as of [•]

“Severance Amount”: an amount equal to the sum of all remaining unpaid payments of Salary and Bonus that would be owed to you pursuant to this Agreement had your employment continued without interruption until the Expiration Date, paid in a lump sum within thirty (30) days following your termination date. For the avoidance of doubt, the Severance Amount shall not duplicate any amounts paid pursuant to paragraph 7(b)(i).

“STD”: the Company Group’s Short-Term Disability program.

8. No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than the Company for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by the Company, or any of the Company Group.

9. Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that the Company is an equal opportunity employer. You agree that you will comply with Company policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the Company’s Business Conduct Statement.

10. Notices. All notices under this Agreement must be given in writing, by personal delivery or by registered mail, at the parties’ respective addresses shown in this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of the General Counsel of the Company. Copies of all notices to you shall be given to Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, Attention: Kenneth A. Lefkowitz. Any notice given by registered mail shall be deemed to have been given three days following such mailing.

11. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or the Company except that the Company may assign this Agreement to any majority-owned subsidiary of or any successor in interest to the Company, provided that such assignee expressly assumes all of the obligations of the Company hereunder and the Company shall continue to remain liable for all of the assigned obligations hereunder.

12. New York Law, Etc. You acknowledge that this Agreement has been executed, in whole or in part, in the State of New York and that your employment duties are primarily performed in New York. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein without giving

Joseph R. Ianniello

as of [•]

effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

13. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

14. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

15. Entire Understanding; Supersedes Prior Agreements. This Agreement and the Merger RSU Award Agreement dated August 13, 2019 (the “Merger RSU Agreement”) contain the entire understanding of the parties hereto as of the time on the Effective Date that the Agreement is signed by both parties relating to the subject matter contained in this Agreement and the Merger RSU Agreement, and can be changed only by a writing signed by both parties. This Agreement supersedes and cancels all prior agreements (other than the Merger RSU Agreement) relating to your employment by the Company relating to the subject matter herein, including, without limitation, your prior employment agreements with the Company dated as of June 4, 2013 and July 1, 2017, as amended by letter agreements dated September 9, 2018, April 23, 2019 and August 13, 2019 (the “Prior Agreements”); provided, however, that no provision in this Agreement shall be construed to adversely affect any of your rights to compensation, expense reimbursement or benefits (including equity compensation or rights to receive deferred equity compensation) payable in accordance with the terms of the Prior Agreements (and applicable equity award agreements) or any of your rights to indemnification with respect to your service under the Prior Agreements, all of which are expressly agreed to survive the execution of this Agreement.

16. Payment of Deferred Compensation – Code Section 409A.

(a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Code Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 16 or otherwise) shall the Company or any of its affiliates be liable for any tax, interest or penalties that may be imposed on you under Code Section 409A. Except as expressly agreed in your letter agreement dated August 13, 2019, neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold you harmless from any

Joseph R. Ianniello

as of [•]

or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.

(b) Your right to any in-kind benefit or reimbursement benefits pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall not be subject to liquidation or exchange for cash or another benefit.

17. Arbitration. If any disagreement or dispute whatsoever shall arise between the parties, the parties hereto agree that such disagreement or dispute shall be submitted to binding arbitration before the American Arbitration Association (the “AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (the “Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees), provided that if you are the prevailing party (as determined by the arbitrator in his or her discretion), you shall be entitled to recover all of your costs (including attorney’s fees) reasonably incurred in connection with such dispute. Following the arbitrator’s issuance of a final non-appealable award setting forth that you are the prevailing party, the Company shall reimburse you for such costs within thirty (30) days following its receipt of reasonable written evidence substantiating such costs, provided that in no event will payment be made to you later than the last day of the calendar year next following the calendar year in which the award is issued. If there is a dispute regarding the reasonableness of the costs you incur, the same arbitrator shall determine, in his or her discretion, the costs that shall be reimbursed to you by the Company. Judgment upon the final award(s) rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. The Company, on its own behalf and on behalf of each of its affiliates, including, without limitation, all of their respective subsidiaries, officers, directors, and, to the fullest extent permitted by applicable law, their respective stockholders, agrees not to bring any suits, claims or other legal proceeding of any nature against you in any venue other than binding arbitration before the AAA pursuant to the terms of this paragraph. Notwithstanding anything herein to the contrary, you and/or the Company, as applicable, shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding solely as a result of the Company’s or the Specified Executives’ or your, as applicable, alleged violation of the terms of paragraph 6 of this Agreement, and you and the Company, on its own behalf and on behalf of the Specified Executives, hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

Joseph R. Ianniello

as of [•]

18. Indemnification.

(a) If you are made a party, are threatened to be made a party to, or otherwise receive any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer or employee of the Company Group or any of their subsidiaries or affiliates or are or were serving at the request of the Company Group or any of their subsidiaries or affiliates as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as director, officer, member, employee or agent, the Company shall indemnify you and hold you harmless to the fullest extent permitted or authorized by the Company’s certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing your rights to indemnification or contribution) actually and reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue even though you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators. The Company shall advance to you all reasonable costs and expenses that you incur in connection with a Proceeding within thirty (30) days after its receipt of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

(c) It is understood and agreed that under no circumstances will you have any liability whatsoever with respect to the Showtime or Simon & Schuster divisions of the Company, regardless of the Company’s having any interest in such divisions, and the Company shall indemnify you and hold you harmless against all cost, expense, liability and loss whatsoever associated with such divisions.

(d) To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. To the extent that the Company or any of its affiliates maintain “tail” officers’ and directors’ liability insurance pursuant to the terms of the

Joseph R. Ianniello

as of [•]

Agreement and Plan of Merger dated as of August 13, 2019, by and between CBS Corporation and Viacom Inc., you will be covered under such policy subject to the exclusions and limitations set forth therein.

(e) The provisions of this paragraph 18 shall survive the expiration or termination of your employment and/or this Agreement.

19. Legal Fees. The Company shall reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation and preparation of this Agreement. In addition, the Company shall reimburse you for all legal fees and expenses and other fees and expenses which you may incur in an effort to establish entitlement to compensation or other benefits under this Agreement in accordance with paragraph 17. Any such reimbursement shall be made within 60 calendar days following the date on which the Company receives appropriate documentation with respect to such fees and expenses, but in no event shall payment be made later than December 31 of the calendar year following the calendar year in which you incur the related fees and expenses.

20. Released Claims. The Company hereby acknowledges and agrees that the claims released in the Settlement and the Company Corporation, National Amusements, Inc., the directors of the Company, you and certain others, cannot serve as the basis for a termination of your employment for Cause under paragraph 7 of this Agreement.

21. Representations of the Company. The Company hereby represents and warrants to you that (i) this Agreement has been duly authorized and executed by the Company, (ii) this Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and (iii) the Board, upon the recommendation from each of the Chair of the Committee and the members of the Special Committee of the Board, has unanimously adopted resolutions approving this Agreement.

22. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

CBS CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED:

Joseph R. Ianniello

Dated:

EXHIBIT A

Form of General Release

GENERAL RELEASE

WHEREAS, Joseph R. Ianniello (hereinafter referred to as the “Executive”) and CBS Corporation (hereinafter referred to as “Employer”) are parties to an Employment Agreement, dated as of [•] (the “Employment Agreement”), which provided for Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 7(b)(ii) of the Employment Agreement, Executive has agreed to execute a General Release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. Excluding enforcement of the covenants, promises and/or rights reserved herein (including but not limited to those contained in paragraph 4), (a) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which he may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which he may have based upon any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the Employee

Exhibit A - 1

Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the Fair Labor Standards Act, as amended (“FLSA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, that the foregoing shall not preclude you from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act) or rights concerning the defense of trade secrets; and (b) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will he pursue or institute any Claim against any of the Releasees.

2. Employer hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges the Executive and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (“Executive Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that Employer and each of its affiliates now has, or has ever had, or ever shall have, against Executive Parties, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of Employer execution of this release that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer; provided, however, that this General Release shall not apply to any of the continuing obligations of Executive under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this General Release shall not apply to any rights Employer may have to obtain contribution or indemnity against Executive pursuant to contract or otherwise.

3. In addition, if applicable Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

Exhibit A - 2

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

4. Notwithstanding the foregoing, neither the Employer nor the Executive has waived and/or relinquished any rights he may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including, in the case of Executive, the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. Executive also acknowledges and understands that because Executive is waiving and releasing all claims for monetary damages and any other form of personal relief per paragraph 1, Executive may only seek and receive non-personal forms of relief through any such claim. Moreover, this General Release shall not apply to (a) any of the continuing obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement or any other written agreement entered into between Executive and Employer, (b) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws, Agreement and Plan of Merger dated as of August 13, 2019, by and between CBS Corporation and Viacom Inc., or otherwise, (c) any rights Executive may have to enforce the terms of this General Release or the Employment Agreement, (d) any claims for accrued, vested benefits under any employee benefit or pension plan of Employer or its affiliates subject to the terms and conditions of such plan or pursuant to applicable law, and (e) any rights of Executive in connection with his interest as a stockholder or optionholder of Employer whether under agreements between Executive and Employer or any of its affiliates or otherwise.

5. Executive understands that he has been given a period of twenty-one (21) days to review and consider this General Release before signing it pursuant to the ADEA. Executive further understands that he may use as much of this 21–day period as Executive wishes prior to signing.

6. Executive acknowledges and represents that he understands that he may

Exhibit A - 3

revoke the General Release set forth in paragraph 1, including, the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this General Release, within seven (7) days of signing this General Release. Revocation can be made by delivering a written notice of revocation to Executive Vice President,—General Counsel, CBS Corporation, 51 West 52nd Street, New York, New York 10019. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after Executive signs this General Release. If Executive revokes the General Release set forth in paragraphs 1 and 3, Employer shall have no obligations to Executive under paragraph 7(b)(ii) of the Employment Agreement, except to the extent specifically provided for therein.

7. Executive and Employer respectively represent and acknowledge that in executing this General Release neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this General Release or otherwise.

8. This General Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

9. It is the desire and intent of the parties hereto that the provisions of this General Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this General Release shall remain in full force and effect and be fully valid and enforceable.

10. Executive represents and agrees (a) that Executive has, to the extent he desires, discussed all aspects of this General Release with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this General Release, and (c) that Executive is voluntarily executing this General Release.

11. This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

Exhibit A - 4

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This General Release is executed by the Executive and Employer as of the                  day of                     , 20        .

Joseph R. Ianniello

CBS CORPORATION

By:
Name:
Title:

Exhibit A - 5